Exhibit 5.1

609 Main Street Houston, TX 77002 United States +1 713 836 3600 www.kirkland.com	Facsimile: +1 713 836 3601

September 8, 2021

ACON S2 Acquisition Corp.

133 Connecticut Avenue NW, Ste. 700

Washington, DC 20036

Ladies and Gentlemen:

We have acted as special legal counsel to ACON S2 Acquisition Corp., a Cayman Islands exempted company (“STWO”), in connection with the Registration Statement on Form S-4, initially filed with the U.S. Securities and Exchange Commission (the “Commission”) on June 21, 2021, as amended and supplemented through the date hereof pursuant to the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as amended or supplemented, is hereafter referred to as the “Registration Statement”), relating to the Agreement and Plan of Merger, dated as of May 6, 2021 (as may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among STWO, SCharge Merger Sub, Inc., a Delaware corporation and a wholly-owned direct subsidiary of STWO (“Merger Sub”), and ESS Tech, Inc., a Delaware corporation (“ESS”). Pursuant to the Merger Agreement, STWO will change its jurisdiction of incorporation to Delaware (the “Domestication”) pursuant to Part XII of the Companies Law (Revised) of the Cayman Islands and domesticate as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware (the “DGCL”) by filing a certificate of corporate domestication simultaneously with a certificate of incorporation, in each case in respect of STWO with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”). The Domestication is subject to the approval of the shareholders of STWO. We refer herein to STWO following effectiveness of the Domestication as “New ESS.”

Promptly following the consummation of the Domestication, Merger Sub will merge with and into ESS (the “Merger”), with ESS as the surviving company in the Merger, (b) at the effective time of the Merger (the “Effective Time”), among other things, (i) each share of common stock of Merger Sub, par value $0.0001 per share, issued and outstanding as of immediately prior to the Effective Time will be converted into and exchanged for one share of common stock of ESS, par value $0.0001 per share, (the “New ESS Common Stock”), as the surviving corporation of the Merger, (ii) all shares of ESS Common Stock and ESS Preferred Stock held in the treasury of ESS or owned by STWO or Merger Sub will be canceled without any conversion thereof, and no payment or distribution will be made with respect thereto, (iii) each share of ESS Preferred Stock issued and outstanding as of immediately prior to the Effective Time will be converted into ESS Common Stock and, following such conversion, each share of ESS Common Stock issued and outstanding as of immediately prior to the Effective Time will receive a number of shares of New ESS Common Stock based on an adjusted equity value as set forth in the allocation schedule, plus Earnout Stock (as defined in the Merger Agreement), as applicable, pursuant to the terms and conditions of the Merger Agreement, (iv) each ESS option outstanding as of immediately prior to the Effective Time will be converted into an option to purchase a number of shares of New ESS Common Stock as calculated in accordance with the Merger Agreement, (v) each warrant of ESS issued and outstanding as of immediately prior to the Effective Time shall have been “net” exercised in exchange for shares of ESS capital stock, or otherwise shall be assumed by STWO and will be

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ACON S2 Acquisition Corp

September 8, 2021

automatically converted into a warrant to acquire a number of shares of STWO common stock at an adjusted exercise price per share, as determined under the Merger Agreement and (vi) each restricted stock unit of ESS that is outstanding immediately prior to the Effective Time, will be converted into a restricted stock unit covering a number of shares of New ESS Common Stock equal to the number of shares of restricted stock unit of ESS subject to such restricted stock unit of ESS immediately prior to the Effective Time and (c) certain related agreements (including the Subscription Agreements, the Transaction Support Agreements, the Sponsor Letter Agreement, and the Amended and Restated Registration Rights Agreement, each in the form attached to the proxy statement/prospectus/information statement as Annex F, H, I and G, respectively), and the transactions contemplated thereby, be approved, ratified and confirmed in all respects. Following the Effective Time, STWO will change its name to “ESS Tech, Inc.”

This opinion is being rendered in connection with the registration under the above-referenced Registration Statement of: (i) 160,837,445 shares of New ESS Common Stock, representing (a) 25,000,000 shares of New ESS Common Stock issuable upon conversion of the same number of Class A ordinary shares underlying Units issued in connection with STWO’s initial public offering, (b) 6,250,000 shares of New ESS Common Stock issuable upon conversion the same number of Class B ordinary shares received by ACON S2 Sponsor, L.L.C., a Delaware limited liability company and STWO’s independent directors in exchange for the same number of Class B ordinary shares pursuant to the Recapitalization (as defined in the Merger Agreement), (c) 12,416,667 shares of New ESS Common Stock (the “New ESS Warrant Shares”) issuable upon exercise of the New ESS Warrants (as defined below), and (d) 117,170,778 shares of New ESS Common Stock issuable to the current shareholders of ESS (the “Consideration Shares”); (ii) 12,416,667 warrants to purchase shares of New ESS Common Stock (the “New ESS Warrants”) representing (a) 8,333,333 warrants to purchase STWO Class A Ordinary Shares underlying units issued in STWO’s initial public offering and (ii) 4,083,334 warrants to purchase STWO Class A Ordinary Shares underlying units issued in a private placement simultaneously with the closing of STWO’s initial public offering.

In connection with the preparation of this opinion, we have, among other things, read:

a.	a copy of the Agreement and Plan of Merger, filed as Exhibit 2.1 to the Registration Statement;

b.	the Registration Statement;

c.

the form of proposed certificate of incorporation of New ESS, to be filed with the Delaware Secretary of State (the “Certificate of Incorporation”), in the form filed as Exhibit 3.2 to the Registration Statement;

d.	the form of proposed Bylaws of New ESS, to be adopted by New ESS in connection with the Domestication (the “Bylaws”), in the form filed as Exhibit 3.3 to the Registration Statement;

e.	the form of proposed certificate of incorporation of STWO, to be filed with the Secretary of State of the State of Delaware, in the form filed as Exhibit 3.2 to the Registration Statement;

f.	a copy of the Warrant Agreement, filed as Exhibit 4.1 to the Current Report on Form 8-K filed by STWO on September 16, 2020;

g.	a copy of the specimen warrant certificate, filed as Exhibit 4.3 to the Form S-1 filed by STWO on September 15, 2020;

ACON S2 Acquisition Corp

September 8, 2021

h.	a copy of the specimen unit certificate, filed as Exhibit 4.1 to the Form S-1 filed by STWO on September 15, 2020; and

i.	such other documents, records and other instruments as we have deemed necessary or appropriate in order to deliver the opinions set forth herein.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto and the due authorization, execution and delivery of all documents by the parties thereto other than STWO. We have not independently established or verified any facts relevant to the opinion expressed herein, but have relied upon statements and representations of officers and other representatives of STWO and others as to factual matters. Subject to the assumptions, qualifications, exclusions and other limitations which are identified in this opinion, we advise you that:

1.

Upon (i) the effectiveness of the Domestication and (ii) the filing of the Certificate of Incorporation with the Delaware Secretary of State, the issued and outstanding Class A ordinary shares will automatically convert by operation of law, on a one-for-one basis, into duly authorized, validly issued, fully paid and non-assessable shares of New ESS Common Stock.

2.

Upon (i) the effectiveness of the Domestication and (ii) the filing of the Certificate of Incorporation with the Delaware Secretary of State, the issued and outstanding Class B ordinary shares will automatically convert by operation of law, on a one-for-one basis, into duly authorized, validly issued, fully paid and non-assessable shares of New ESS Common Stock.

3.

Upon (i) the effectiveness of the Domestication, (ii) the filing of the Certificate of Incorporation with the Delaware Secretary of State and (iii) the exercise by the holders of New ESS Warrants and the payment of the exercise price for the New ESS Warrant Shares pursuant to the Warrant Agreement, the New ESS Warrant Shares will be duly authorized, validly issued, fully paid and non-assessable.

4.

Upon (i) the effectiveness of the Domestication and (ii) the filing of the Certificate of Incorporation with the Delaware Secretary of State, each issued and outstanding New ESS Warrant will be a valid and binding obligation of New ESS, enforceable against New ESS in accordance with its terms under the laws of the State of New York.

5.

Upon (i) the effectiveness of the Domestication, (ii) the filing of the Certificate of Incorporation with the Delaware Secretary of State and (iii) the cancellation of each issued and outstanding Unit that has not been previously separated into the underlying Class A ordinary share and underlying Warrant upon the request of the holder thereof, each underlying Class A ordinary share will automatically convert by operation of law, on a one-for-one basis, into duly authorized, validly issued, fully paid and non-assessable shares of New ESS Common Stock and each underlying one-third of one Warrant will be a valid and binding obligation of New ESS, enforceable against New ESS in accordance with its terms under the laws of the State of New York.

ACON S2 Acquisition Corp

September 8, 2021

6.

Upon (i) the effectiveness of the Domestication and (ii) the filing of the Certificate of Incorporation with the Delaware Secretary of State, the Consideration Shares will be duly authorized, validly issued, fully paid and non-assessable.

Our opinions expressed above are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law or judicially developed doctrine in this area (such as substantive consolidation or equitable subordination) affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing, (iv) public policy considerations which may limit the rights of parties to obtain certain remedies, (v) any requirement that a claim with respect to any security denominated in other than U.S. dollars (or a judgment denominated in other than U.S. dollars in respect of such claim) be converted into U.S. dollars at a rate of exchange prevailing on a date determined in accordance with applicable law, (vi) governmental authority to limit, delay or prohibit the making of payments outside of the United States or in a foreign currency or currency unit and (vii) any laws except the laws of the State of New York and the DGCL. We advise you that issues addressed by this letter may be governed in whole or in part by other laws, but we express no opinion as to whether any relevant difference exists between the laws upon which our opinions are based and any other laws which may actually govern. We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance of the Securities.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws of the State of New York or the DGCL be changed by legislative action, judicial decision or otherwise.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Kirkland & Ellis LLP

KIRKLAND & ELLIS LLP